Exhibit 99.2

RISK FACTORS

Humacyte, Inc. (the “Company”) has provided the following updates to its risk factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Form 10-Q for the quarter ended September 30, 2025, each filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks actually occurs, the Company’s business, financial condition, results of operations or cash flow could be seriously harmed.

We have incurred significant losses to date and we expect to continue to incur losses for the foreseeable future and may never be profitable.

Since its inception in 2004, we have incurred operating losses and negative cash flows from operations in each year. Our operating losses were $77.3 million and $86.3 million for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of $702.0 million and $686.0 million, respectively. Although we are a commercial-stage biotechnology platform company, we have a single product approved for commercial sale and a limited operating history as a commercial-stage company upon which you can evaluate our business and prospects. We have historically financed our operations primarily through the sale of equity securities and convertible debt, proceeds from our going public transaction, borrowings under loan facilities, including the loan and security agreement (the “Loan Agreement”), dated as of December 15, 2025, by and among the Company, Humacyte Global, Inc., and Avenue Venture Opportunities Fund II, L.P., as administrative agent and collateral agent for the lenders and as lender (the “Loan Agent”), the Common Stock Purchase Agreement, dated as of September 24, 2024, with Lincoln Park Capital Fund, LLC and, to a lesser extent, through grants from governmental agencies. We have devoted substantially all of our financial resources and efforts to sales, marketing, research and development, including preclinical studies and clinical trials and development of manufacturing technology, and we anticipate that our expenses will continue to increase over the next several years as we continue these activities.

To become and remain profitable, we must succeed in commercializing Symvess, obtaining marketing approval for Symvess outside of the United States, obtaining marketing approval for our product candidates, and in developing and commercializing additional product candidates that generate significant revenue. We may never succeed in these activities and, even if we do, may never generate revenue that is sufficient to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability. Our failure to become and remain profitable would depress the value of our company and could impair our ability to maintain our research and development efforts, expand our business, diversify our product offerings or even continue our operations. A decline in our value could also cause you to lose all or part of your investment in our securities.

We may be subject to enforcement action, civil liability, regulatory investigation and penalties if we engage in the off-label promotion of Symvess.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of off-label use. In a significant number of cases, physicians have used, and may in the future continue to use, Symvess off-label, as the U.S. Food and Drug Administration (“FDA”) does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA determines that our promotional efforts constitute promotion of an off-label use, it could request that we modify our training or promotional efforts or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil penalties and criminal fines. It is also possible that other federal, state or foreign enforcement authorities, such as the Department of Justice or the Department of Health and Human Services, might take action if they consider our promotional or training materials to constitute promotion of an unapproved off-label use, which could result in significant criminal and/or civil sanctions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of Symvess would be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of Symvess, the FDA or another regulatory agency could disagree and allege that we have engaged in off-label promotion. In addition, the off-label use of Symvess may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Claims under federal false claims laws and product liability claims are expensive to defend and could divert our management’s attention, result in substantial damage awards against us and harm our reputation.

If our clinical trials are delayed, do not produce favorable results, or otherwise fail to demonstrate safety and efficacy to the satisfaction of the FDA or similar regulatory authorities outside the United States, we may incur significant additional costs or experience significant delays in completing, or ultimately be unable to complete, the development, approval, and commercialization of our product candidates. If we experience significant delays or significant additional costs, our business will be materially harmed.

Before obtaining marketing approval for any of our product candidates, and before gaining approval for additional indications for our approved Symvess product, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive and time-consuming, and its outcomes are uncertain.

A number of factors may impact the timing of our preclinical and clinical programs and the development and commercialization of our product candidates. These include factors such as inability to recruit sufficient numbers of patients, delays in obtaining Institutional Review Board approval for planned trials, or disagreements with regulatory agencies on clinical trial design and/or imposition of clinical holds. For instance, our proposed coronary artery bypass grafting (“CABG”) clinical trial currently is on a clinical hold until we can provide batch testing data to the FDA for our smaller diameter acellular tissue engineered vessel (“ATEV”). We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all, or that they will be successful. Any inability to successfully complete development of our product candidates would likely result in significant additional costs to us, create delays in filing a Biologics License Application (“BLA”) for regulatory approval of our product candidates and impair our ability to generate revenue.

We believe the novelty of our research and development efforts, which are focused on the development of bioengineered human, acellular, tissue-based vessels for use across a wide spectrum of applications in vascular surgery, augments this uncertainty. The scientific discoveries that form the basis for our efforts to develop our product candidates are relatively new, and the scientific evidence to support the feasibility of developing product candidates based on these discoveries is limited. At this time, Symvess has been approved in the United States in an initial indication, and none of our other product candidates have been approved in the United States, Europe, Israel, or in any other jurisdiction. The clinical trial requirements of the FDA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential product. In addition, because of the nature of the ATEVs, many of our clinical trials are “open label,” meaning that both the patient and the investigator know whether the patient is receiving the investigational product candidate. These studies often require the use of historical control arms consisting of patients previously treated with alternative therapies in the normal course of medical care. Use of open label study designs further complicates the clinical development process. Because of these and other factors, we may experience substantial difficulties in agreeing with FDA and other regulatory authorities on clinical trial design.

If our studies are not successful, we will be delayed in obtaining marketing approval or may not receive marketing approval at all. For example, our V006 Phase 3 clinical trial in arteriovenous (“AV”) access for hemodialysis did not meet its primary endpoint, which has delayed development of the ATEV for the hemodialysis access indication. If we fail to achieve the primary endpoint of our other ongoing or future clinical trials, or if safety issues arise, or the results from our clinical trials are otherwise inadequate to support regulatory approval of our product candidates, we may incur significant additional costs or experience significant delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Even if our clinical trials achieve their primary endpoints, the FDA may still determine that such trials do not adequately establish the safety and effectiveness of our products. Data obtained from preclinical and clinical studies are subject to varying interpretations, which may delay, limit, or prevent marketing approval. In such a circumstance, the FDA may require that we design and conduct new, additional clinical trials to demonstrate safety and effectiveness, or may determine not to approve our products at all.

Additionally, even though we received FDA approval for Symvess in certain types of trauma, we may face a number of difficulties if the results of our clinical trials for additional Symvess indications or for our product candidates are unfavorable, inconclusive, or only modestly favorable or if there are safety concerns, such as adverse events or serious adverse events, which could include clotting, mechanical failure, immunological rejection or infection, that could outweigh potential benefits associated with such product candidates. This could result in:

•	obtaining approval for indications or patient populations that are not as broad as intended or desired;

•	obtaining approval with, or later becoming subject to, labelling that includes significant use or distribution restrictions or significant safety warnings;

•	being subject to a Risk Evaluation and Mitigation Strategy or equivalent requirement from a comparable foreign regulatory agency, to ensure that the benefits of a biological product outweigh its risks or to change the way the product is used;

•	being required to perform additional clinical trials to support approval or comparability or being subject to additional post-marketing testing requirements;

•	having regulatory authorities withdraw their approval of the product;

•	being sued; or

•	suffering damage to our reputation.

Any of these events could cause us to incur significant additional costs, significant delays and prevent us from achieving or maintaining market acceptance of or commercializing one or more of our product candidates.

We expect to need to raise additional funding, which may not be available on acceptable terms, or at all, and any failure to obtain capital when needed may force us to delay, limit or terminate our product development or commercialization efforts.

We expect to incur significant expenses in connection with our ongoing activities as we seek to (i) continue to commercialize Symvess and seek marketing approval for Symvess in additional indications and for our product candidates in the United States and to obtain marketing approval for our 6 millimeter ATEV outside of the United States, (ii) continue clinical development of our 6 millimeter ATEV for use in hemodialysis AV access and submit a BLA for FDA approval of an indication in hemodialysis AV access, (iii) advance our pipeline in major markets, including peripheral artery disease Phase 3 trials and continue preclinical development and advance to planned clinical studies in CABG and pancreatic islet cell transplantation to treat Type 1 diabetes (our BioVascular PancreasTM), and (iv) scale out our manufacturing facility as required to satisfy market demand. We will need additional funding in connection with these activities.

Our future funding requirements, both short-term and long-term, will depend on many factors, including:

•	the cost and timing of our sales and future commercialization activities, including product manufacturing, marketing and distribution for Symvess in the United States, and any other product candidate for which we receive marketing approval in the future;

•	the amount and timing of revenues that we receive from commercial sales of Symvess and any product candidates for which we receive marketing approval;

•	the progress and results of our clinical trials and interpretation of those results by the FDA and other regulatory authorities;

•	the cost, timing and outcome of regulatory review of our product candidates, particularly for marketing approval of Symvess outside of the United States and of our product candidates in the United States;

•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials for our additional product candidates;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•	the costs of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, and expenses for compliance with public company reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules implemented by the SEC and The Nasdaq Stock Market LLC.

Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. As of September 30, 2025 and December 31, 2024, we had cash and cash equivalents of $19.5 million and $44.9 million, respectively.

Pursuant to the terms of the Loan Agreement, we may be limited in our ability to incur future debt.

Pursuant to the terms of the Loan Agreement, we are, among other things, limited in our ability to incur additional indebtedness without the prior written consent of the Loan Agent, which would constitute an event of default under the Loan Agreement. Upon the occurrence and continuation of such an event of default, the Loan Agent is entitled, without notice or demand, to declare all obligations under the Loan Agreement immediately due and payable. If an event of default under the Loan Agreement should occur, we could be required to immediately repay any outstanding indebtedness. If we are unable to repay such debt, the lenders would be able to foreclose on the secured collateral and take other remedies permitted under the Loan Agreement. Even if we are able to repay any indebtedness on an event of default, the repayment of these sums may significantly reduce our working capital and impair our ability to operate as planned.

We cannot assure you that our business will generate sufficient cash flow from operations, that we will be able to incur future debt on favorable terms or at all, or that future financing will be available to us in amounts sufficient to fund our operations.

We may not successfully execute or achieve the expected benefits of cost-saving measures that we have taken or may take in the future, and our efforts may result in further actions or additional asset impairment charges and adversely affect our business.

We have taken several cost reduction actions to reduce our workforce, cease recruitment of additional planned new hires, and reduce other operating expenses. We undertook these cost reductions to improve our cash runway and to better align our organizational structure with our top business objectives. From time to time, we also take actions intended to address the short-term health of our business as well as our long-term objectives based on our current estimates, assumptions and forecasts. These measures are subject to known and unknown risks and uncertainties, including whether we have targeted the appropriate areas for our cost-saving efforts and at the appropriate scale, and whether, if required in the future, we will be able to appropriately target any additional areas for our cost-saving efforts. As such, the actions we are taking in connection with our current cost saving measures and that we may decide to take in the future may not be successful in yielding our intended results and may not appropriately address either or both of the short-term and long-term strategy for our business. Implementation of our current and any other cost-saving initiatives may be costly and disruptive to our business, the expected costs and charges may be greater than we have forecasted, and the estimated cost savings may be lower than we have forecasted. Certain aspects of the cost saving measures, such as severance costs in connection with reducing our headcount, could negatively impact our cash flows. In addition, our initiatives could result in personnel attrition beyond our planned reduction in headcount or reduced employee morale, which could in turn adversely impact productivity, including through a loss of continuity, loss of accumulated knowledge or inefficiency during transitional periods, or our ability to attract highly skilled employees. Unfavorable publicity about us or any of our strategic initiatives could result in reputation harm and could diminish confidence in, and the use of, our ATEVs.

Even if we seek “rolling review” or priority review, the review time for BLAs for our product candidates may be longer and more expensive than for other products because of the novelty and complexity of our product candidates, which would delay our ability to begin commercialization and earn product revenues.

The marketing approval process for novel product candidates such as ours may take longer to complete and be more expensive than the process for other, better known or extensively studied pharmaceutical or other product candidates. For example, on December 12, 2023, we submitted our BLA for the ATEV in urgent arterial repair following extremity vascular trauma when synthetic graft is not indicated and autologous vein use is not feasible. We submitted our BLA using a “rolling review,” which means we may submit completed modules of a BLA rather than waiting until every module of the BLA is completed before submitting the full BLA for FDA review. Such “rolling review” is common for indications that are part of one of FDA’s expedited programs, such as our 6 millimeter ATEV, which has received Fast Track and Regenerative Medicine Advanced Therapy (“RMAT”) designations for AV access in hemodialysis, and RMAT designation for urgent arterial repair following extremity vascular trauma. In February 2024, the FDA accepted our BLA in the vascular trauma indication and granted priority review of that BLA. Under priority review, the FDA’s goal is to review an application within six months of the 60-day filing date, compared to ten months for a standard review. Even though we utilized a “rolling review” and we had received priority review for that BLA, we still did not receive approval of our initial Symvess BLA until December 2024. Thus, even if we are permitted to submit supplemental or additional BLAs under rolling review in the future, and even if those applications receive priority review, we cannot guarantee that those applications will be reviewed and approved on an expedited basis, if at all. The FDA could require us to submit major amendments to a BLA, which could lead to a longer review time. The FDA could also decide to consult an advisory committee as part of our BLA review process, which often leads to a longer review time. We are not permitted to commercialize our product candidates in the United States until they have been approved by the FDA, and if we experience a lengthier review period than expected, our ability to generate product revenues would be materially harmed.

Healthcare reform measures could hinder or prevent commercial success of Symvess or our product candidates.

Our industry is highly regulated, and changes in or revisions to laws, regulations, or other policies that make gaining coverage of and adequate reimbursement for Symvess or our product candidates more difficult or subject to different criteria and standards may adversely impact our business, prospects, operating results and financial condition. In the United States, there have been and we expect there will continue to be a number of legislative, regulatory and other changes to the healthcare system to contain or reduce healthcare costs that may adversely affect our ability to set a price we believe is fair for Symvess or our product candidates, our ability to generate revenues and achieve or maintain profitability, and the availability of capital.

Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. At the federal level, the Inflation Reduction Act of 2022 (the “IRA”):

•	Requires manufacturers to pay rebates for a Medicare Part B or Part D drug if the price increases for the drug exceed the rate of inflation.

•	Eliminates the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum and 20% once the out-of-pocket maximum has been reached.

•	Delays the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries.

•	Directs the Centers for Medicare & Medicaid Services (“CMS”) to engage in price-capped negotiation for certain Medicare Part B and Part D drugs and biologics. Specifically, the IRA’s Price Negotiation Program applies to high-expenditure single-source drugs and biologics that have been approved for at least 7 or 11 years, respectively, among other negotiation selection criteria, beginning with ten high-cost Part D drugs starting in 2026, to be followed by 15 Part D drugs in 2027, 15 Part B or Part D drugs in 2028, and 20 Part B or Part D drugs in 2029 and beyond. The negotiated prices will be capped at a statutorily determined ceiling price. There are statutory exemptions from the IRA’s Price Negotiation Program, including for certain orphan products. The IRA’s Price Negotiation Program is currently the subject of legal challenges, but implementation and effectuation of the Program is ongoing.

Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties or a potential excise tax. The IRA permits the Secretary of Health and Human Services to implement many of the IRA’s provisions through guidance, as opposed to regulation, for the initial years. The IRA is having significant effects on the pharmaceutical industry and may reduce the prices pharmaceutical manufacturers can charge and the reimbursement pharmaceutical manufacturers can receive for approved products, among other effects.

Lowering prescription drug prices was a stated priority of the Biden administration and resulted in additional drug pricing policies. For example, on October 14, 2022, President Biden signed an executive order to lower prescription drug costs for Americans. In response to this directive, the Center for Medicare and Medicaid Innovation developed new models intended to lower drug costs under federal health care programs. These models included establishing a new approach for administering outcomes-based agreements for cell and gene therapies.

Additionally, the American Rescue Plan Act of 2021 eliminated the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, as of January 1, 2024. This came as individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

The FDA also released a final rule, which went into effect in 2020, providing guidance for states to build and submit plans for importation of drugs from Canada. FDA and states have moved forward with implementation efforts. For example, on January 5, 2024, the FDA authorized Florida to move forward with its importation program proposal, and other states have enacted state importation laws and submitted plans for approval to the FDA. Congressional action in this space has continued into the Trump Administration with the passage of the One Big Beautiful Bill Act, signed into law on July 4, 2025, which expanded the orphan exemption in the IRA and limited the availability of Medicaid and Medicare benefits, among other actions.

The Trump Administration has also continued the prioritization of reducing drug prices and effectuating broader industry reform. Most prominently, the Trump Administration has taken various actions to facilitate most-favored-nation (“MFN”) pricing for pharmaceuticals; this concept entails pharmaceutical manufacturers selling prescription drug products at the lowest price made available for the same or equivalent product in certain comparable countries abroad. For example, on May 12, 2025, President Trump issued an Executive Order titled “Delivering Most-Favored-Nation Prescription Drug Pricing to American Patients,” which, among other things, ordered the Secretary of HHS to communicate MFN targets to pharmaceutical manufacturers, and advised of regulatory consequences if “significant progress towards most-favored-nation pricing” was not delivered. Since September 2025, the Administration has also announced its entrance into deals with pharmaceutical manufacturers to implement MFN pricing initiatives. Additionally, in November 2025, the CMS announced the GENErating cost Reductions for U.S. Medicaid (“GENEROUS”) Model, a voluntary model set to begin in 2026 to implement MFN pricing in Medicaid through states and pharmaceutical manufacturers’ entrance into supplemental rebate agreements. Under GENEROUS, participating manufacturers would provide supplemental rebates to state Medicaid agencies to approximate MFN pricing. In December 2025, CMS announced two proposed rules setting forth mandatory drug pricing models, the Global Benchmark for Efficient Drug Pricing (“GLOBE”) Model and the Guarding U.S. Medicare Against Rising Drug Costs (“GUARD”) Model, which would require the implementation of MFN pricing in Medicare Part B and Part D, respectively, through the replacement of inflation rebates under the IRA. As proposed, GLOBE and GUARD would apply to randomly selected geographic areas amounting to 25% of Medicare Part B and D beneficiaries. For these populations, pharmaceutical manufacturers would be responsible for rebates when the price at which a product is sold in the United States exceeds MFN, if the MFN rebate amount would be greater than the inflation rebate the pharmaceutical manufacturer would otherwise owe under the IRA.

We cannot predict how further developments of or changes to these laws and regulations will affect our business. The ultimate content, timing, or effect of any healthcare regulation, legislation, executive order, or other policy or the impact that the resulting changes may have on us is uncertain, but we expect there will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care.

We sell Symvess using arrangements that sometimes involve the consignment of inventory, which results in additional risk and uncertainty as to the viability of consigned inventory, inventory accounting, and tax consequences.

We sell Symvess through our own sales force.  In some situations, we store consigned inventory on site in freezers at hospitals or clinic facilities.  Inventory management, revenue recognition, and inventory and receivables accounting are complicated by consignment arrangements. From the revenue recognition perspective, no revenue is recognized upon the placement of inventory into consignment, as we retain title and maintain the inventory on our balance sheet. For these products, revenue is recognized when we receive appropriate notification that the product has been used in a surgical procedure. If the FDA or any other regulatory authority determines that we are unable for any reason to distribute consigned inventory, either on account of the viability of that inventory or because of the withdrawal of necessary approvals or other qualifications allowing for the distribution and sale of that inventory, the value of that inventory may have to be written off and our balance sheet adjusted accordingly. If we are unable to track and maintain proper controls related to consigned inventory, we could experience difficulty in accurately managing and accounting for these consignment arrangements and any related tax implications, which may increase our operating expenses.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state privacy and health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements, including HIPAA. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

International data protection laws, including Regulation 2016/679, known as the General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR increased our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the EU data protection rules (which also apply in the European Economic Area, or “EEA”) data protection rules. Likewise, after the United Kingdom’s (“UK”) separation from the EU, the UK retained the GDPR in UK law, which sits alongside the amended version of the Data Protection Act 2018, both of which have been recently modified by the Data (Use and Access) Act 2025. The EU adopted an adequacy decision so personal data can be transferred from the EU to the UK, which remains in force. Similarly, the UK deems transfers of personal data to the EU to be adequately protected. However, going forward, the EU and UK’s data protection rules could diverge, and data transfers may not be possible and/or new arrangements may need to be put in place. In particular, it is unclear when and to what extent the UK regime will begin diverging from the GDPR and how data transfers to and from the UK will be regulated in the future.

In addition, California enacted the California Consumer Privacy Act (“CCPA”), which creates individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households, and the CCPA was supplemented by the California Consumer Rights Act (“CPRA”). There are a number of other states that have considered similar privacy proposals, with states like Virginia and Colorado, among others, enacting their own privacy laws. Some states are also considering consumer health data privacy laws, with states like Washington and Nevada enacting such laws. In addition, the use of pixels and other website technologies increasingly are attracting attention from privacy regulators and private litigants, including under theories involving federal and state wiretap laws. These privacy laws may impact our business activities and exemplify the vulnerability of our business to the evolving regulatory environment related to personal data.

Further, the U.S. Department of Justice final rule implementing Executive Order 14117 (“Preventing Access to American’s Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern”) has taken effect, and it prohibits or restricts certain transactions involving access by “countries of concern” or “covered persons” to “government-related data” or “bulk U.S. sensitive personal data.” The final rule imposes certain diligence, security, and audit record-keeping obligations, among other requirements which could impact our business activities.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We are a “smaller reporting company” within the meaning of the rules adopted by the SEC, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a “smaller reporting company” as defined under the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for so long as (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.